EXHIBIT 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President – Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Names John O’Donnell as Fine Paper President

ALPHARETTA, GEORGIA – October 29, 2007 – Neenah Paper, Inc. (NYSE:NP) today announced that John P. O’Donnell has joined the company as President of Fine Paper, reporting to Sean Erwin, Chief Executive Officer. Mr. O’Donnell has an extensive knowledge of the paper and tissue industry. Prior to joining Neenah Paper, he worked for Georgia-Pacific Corporation in the Consumer Products division as President of the North America Retail Business. In addition, Mr. O’Donnell has held a number of other senior leadership positions at Georgia-Pacific in both branded and commercial operations, with managerial roles in sales, marketing, operations, logistics and customer service.

“John’s experience in consumer and branded products as well as supply chain and customer service, make him an ideal person to lead our premium fine paper business. We are excited to have John join the company and are confident he will further enhance our position as a leader in our markets and with our customers”, said Mr. Erwin.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, ESSE®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has paper manufacturing operations in the United States and Germany, and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.